                                                                   Exhibit 10.10

AGREEMENT BETWEEN MICROSOFT AND PROGRESSIVE NETWORKS ON MEDIA STREAMING
TECHNOLOGY


This "Agreement" is entered into and effective as of June 17, 1997 (the "Effective Date") by and between MICROSOFT CORPORATION, a Washington corporation located at One Microsoft Way, Redmond, WA 98052 ("Microsoft") and PROGRESSIVE NETWORKS, INC., a Washington corporation located at 1111 Third Avenue, Suite 2900, Seattle, WA 98101 ("PN").

1.       DEFINITIONS

1.1 "Standard Code" means all of the PN and third party code (subject to Section 2.2) used in PN's current version 4.0 streaming audio and video client and server products, including, but not limited to, PN Internal Tools, tools currently provided to third parties at no charge by PN [*] and including bug-fixes developed by PN during the one year following delivery by PN, for all operating system platforms, including but not limited to all versions of Microsoft Windows, all versions of UNIX, the Macintosh operating system, and the WebTV operating system. Standard Code shall not include code PN's "Splitter" products or its Player Plus software, nor shall it include future-developed technology for advertisement insertion, datatypes other than audio or video (which are not included in PN Clients or RA/RV Server), distributed networking (such as Splitter finding), tools which are value-add technology on top of base level encoders, billing and other value added technology (technology which is not required for Compatibility purposes). It is expressly understood that base level encoding and compression technology is part of the Standard Code; further, thinning and bandwidth negotiation are part of the Standard Code to the extent such technologies are used in PN's current version 4.0 streaming audio and video client and server products. Standard Code does not include added PN or third party hardware or software technology bundled with Standard Code as part of short term sales promotions.

1.2 "Internal Tools" means associated documentation, specifications, and tools developed by either party, necessary to build and create derivative works of the code.

1.3      [*]

1.4      "Term" means the three (3) year period commencing upon the Effective
         Date.

1.5 "Confidential Information" means: (i) any trade secrets relating to either party's product or service plans, designs, costs, prices and names, finances, marketing plans, business opportunities, personnel, research, development or know-how; and (ii) the specific terms and conditions of this Agreement. "Confidential Information" shall not include information that: (i) is or becomes generally known or available, whether by publication, commercial use or otherwise, without restriction on disclosure and through no fault of the receiving party; (ii) is known and has been reduced to tangible form by the receiving party at the time of disclosure and is not subject to restriction; (iii) is independently developed or learned by the receiving party without reference to any Confidential Information of the disclosing party; and (iv) is lawfully obtained from a third party that has the right to make such disclosure.

1.6 "PN Clients" means PN's RealAudio and RealVideo standard player, versions 4.0.

1.7 "RA/RV Server" means PN's Easy Start RealAudio/RealVideo server software version 4.0, with 60 user stream capability.

[*] denotes confidential treatment requested

1.9 "Compatible" means audio/video client or server streaming software which interoperates with the PN Clients or the RA/RV Server (including current versions of the PN Clients and the RA/RV Server as of the date of a subsequent delivery of Standard Code), respectively, or as the parties may otherwise mutually agree. For purposes of this Agreement "interoperates" means the clients and servers of both parties will operate substantially as well with PN Clients and RA/RV Server (including current versions of the PN Clients and the RA/RV Server as of the date of a subsequent delivery of Standard Code) as with its own products.

2.       LICENSE GRANTS

2.1 Non-Exclusive License to Standard Code. PN hereby grants to Microsoft a non-exclusive, perpetual, [*] worldwide, fully paid-up right and license to: (i) [*] (ii) reproduce, license, rent, lease, broadcast publicly display, transmit or otherwise distribute in any medium now known or hereafter devised (collectively, "Distribute") and have Distributed, to and by third parties, binary versions of the Standard Code [*]

         The foregoing license grants include a license under any current and future patents owned or licensable by PN to the extent necessary: (i) to exercise any license right granted herein; and (ii) to combine the Standard Code and/or derivative works thereof with any hardware and software.

2.2      [*]

2.3 Non-Exclusive License to PN Trademarks. PN hereby grants to Microsoft a non-exclusive, perpetual, irrevocable, worldwide, fully paid- up right and license to use and sublicense the use of any "PN Marks" for identification of, or in conjunction with, or as part of Microsoft products which are

[*] denotes confidential treatment requested

         Compatible. For purposes of this Section 2.3, "PN Marks" means PN trademarks and related logos for "Real Audio" and "Real Video." If Microsoft exercises its rights under Section 3.3, the PN Marks will also include those marks and associated logos which are used in connection with the applicable versions of the Compatible PN Clients and RA/RV Server.

         PN agrees that it will license use of the PN Marks to third parties only for use with products that are Compatible. Microsoft may only sublicense the PN Marks for use in connection with third party products which are Compatible, and which comply with the PN quality control guidelines imposed on Microsoft under this Agreement. Microsoft will use good faith efforts to ensure that its sublicensees abide by PN's quality control guidelines, and will cooperate with PN to remedy any violation thereof by its sublicensees.

         Microsoft agrees that it will comply with PN's trademark usage guidelines regarding the style and design of the PN Marks, which PN will deliver to Microsoft within two (2) weeks of the Effective Date. Microsoft agrees to cooperate with PN in facilitating PN's reasonable monitoring and review of the nature and quality of products and services bearing the PN Marks, and to supply PN with specimens of Microsoft's use of the PN Marks upon reasonable request Microsoft understands and agrees that the use of any PN Mark in connection with this Agreement shall not create any right, title or interest in or to the use of the PN Marks and that all such use and goodwill associated with the PN Marks will inure to the benefit of PN. [*]

2.4      [*]

[*] denotes confidential treatment requested

         [*]

2.5 Distribution of RA/RV Server. Until Microsoft distributes a Compatible server product, Microsoft shall distribute the RA/RV Server [*] Microsoft's website shall provide cross-links to PN's website for additional information and support of the RA/RV Server. PN shall be solely responsible for RA/RV Server end user support and shall have the discretion to create appropriate support policies for end user support.

2.6      [*]

2.7 Support. During the Term, each party shall use commercially practical efforts to:

         (a)     [*]

         (b) Provide consistent points of contact at the program manager and executive level; and

         (c)     Provide each other reasonable level of technical support.

         PN will receive such information at such quarterly meetings and to the same extent provided to Microsoft's own internal streaming media operations.

[*] denotes confidential treatment requested

3.       LICENSE FEE; DELIVERY; CONSULTING

3.1 Initial Delivery. On a date within thirty (30) days of signing this agreement, such date to be set by Microsoft at its sole discretion, PN shall make delivery to Microsoft of the Standard Code. At that time, PN shall deliver to Microsoft PN's latest version of the Standard Code, including any and all works in progress whether or not such works have been released by PN. PN shall also provide Microsoft with six (6) man-months of free consulting help by knowledgeable PN employee's to train Microsoft with respect to the Standard Code, including but not limited to how to build and create derivative works of the Standard Code.

3.2 License Fee. In consideration for the rights and licenses granted under this Agreement, Microsoft shall pay PN the sum of thirty millon dollars ($30,000,000). Of this amount, twenty million dollars ($20,000,000) shall be paid [*] and ten million dollars ($10,000,000) shall be paid [*]

3.3      [*]

3.4 Bug Fixes. PN shall deliver any bug fixes to the Standard Code on a quarterly basis in the twelve (12) months following the initial [*]

3.5 UNIX Port. Regardless of whether Microsoft exercises its rights to subsequent deliveries of Standard Code, PN shall deliver to Microsoft any UNIX port of Microsoft Code which PN makes which PN does not distribute or ceases to distribute. Such UNIX port shall be considered licensed royalty-free to Microsoft under the terms of
         Section 2.1.

4.       PATENT ISSUES

4.1 Patent Covenant. PN covenants not to (a) sue or (b) bring, prosecute, assist or participate in any judicial, administrative or other proceedings of any kind against Microsoft or its licensees (including but not limited to OEMs and other distributors) for infringement of PN Patents which occurs during the Immunity Period on account of the manufacture, use, sale, importation, promotion or distribution of any Microsoft audio and video client and server streaming functionality included in any Microsoft products and technology (except Foundry products and technology), regardless of whether such products and technology is marketed under a Microsoft trademark regardless of whether such products include Standard Code. "PN Patents" as used in this Section 4.1 means (i) any and all patents (other than design patents or the equivalent), or the inventions, ideas or applications thereof, worldwide, whether currently existing, or later developed, applied for, issued prior to the Term, or issuing during

[*] denotes confidential treatment requested the Term, and under which patents (or the inventions, ideas or applications therefor) PN, or any of its Affiliates, now has or obtains during the Term, the ability or right to license or grant immunity from suit; and (ii) all extensions, divisionals, continuations, continuations-in-art, re-examinations and reissue patents of such patents, as well as patent applications thereof, to the extent rights attach to such applications. The "Immunity Period" shall commence upon the first to issue and shall terminate upon the last to expire, of any of the PN Patents (in any jurisdiction).

         For purposes of this Section 4, "Foundry" means a product or technology manufactured, reproduced, sold, leased, licensed or otherwise transferred ("Transferred") by one party to this Agreement (the "Acting Party") to a third party, wherein the product or technology is (i) designed by or for a third Party without substantial input from the Acting Party and Transferred from the Acting Party to such third party or such third party's customers on an exclusive or substantially exclusive basis; or (ii) otherwise Transferred through or by the Acting Party for the purpose of circumventing any patent rights of the other Party to this Agreement.

4.2 Patent Covenant. Microsoft covenants not to (a) sue or (b) bring, prosecute, assist or participate in any judicial administrative or other proceedings of any kind against PN or its licensees (including but not limited to OEMs and other distributors) for infringement of Microsoft Patents which occurs during the Immunity Period on account of the manufacture, use, sale, importation, promotion or distribution of any PN audio and video client and server streaming functionality included in any PN products and technology (except Foundry products and technology), regardless of whether such products and technology is marketed under a PN trademark regardless of whether such products include Microsoft Code. "Microsoft Patents" as used in this Section
         4.2 means (i) any and all patents (other than design patents or the equivalent), or the inventions, ideas or applications thereof, worldwide, whether currently existing, or later developed, applied for, issued prior to the Term, or issuing during the Term and under which patents (or the inventions, ideas or applications therefor) Microsoft, or any of its Affiliates, now has or obtains during the Term, the ability or right to license or grant immunity from suit; and
         (ii) all extensions, divisionals, continuations, continuations-in-art re-examinations and reissue patents of such patents, as well as patent applications thereof, to the extent rights attach to such applications. The "Immunity Period" shall commence upon the first to issue and shall terminate upon the last to expire, of any of the Microsoft Patents (in any jurisdiction).

4.3      [*]

4.4 Covenants Personal and Non-Assignable. Each party agrees that the respective covenant granted to it in Section 4.1 or Section 4.2 is personal to it and may not be assigned, licensed or otherwise transferred by it in whole or in part, to any third party, whether under action of law or otherwise and including in connection with the insolvency or bankruptcy of such party.

[*] denotes confidential treatment requested

5.       MEDIA FILE FORMAT AGREEMENT

Microsoft and PN shall work in good faith and use best efforts to conclude, within ten (10) business days, the agreement currently being negotiated to align media file formats and client technology.


6.       [*]

6.1      [*]

6.2      [*]

6.3      [*]

7.       INVESTMENT

7.1 Non-Voting Preferred Stock. PN agrees to sell to Microsoft, and Microsoft agrees to purchase from PN, three million, three hundred thirty-eight thousand, three hundred seventy-four (3,338,374) shares of non-voting preferred stock of PN at a per share price of eight dollars and ninety-nine cents ($8.99). These shares are convertible into voting or non-voting common stock (at Microsoft's option) of PN.

[*] denotes confidential treatment requested

         These preferred shares will have terms and rights and preferences comparable to existing preferred shares of PN.

7.2 Warrant. Simultaneously with the purchase of the preferred shares set forth in Section 7.1, PN will grant to Microsoft a warrant to purchase three million, seven hundred nine thousand, three hundred and five (3,709,305) shares of non-voting preferred stock of PN, convertible into voting or non-voting common stock (at Microsoft's option) of PN. The purchase price of each share under the warrant shall equal thirteen dollars and forty-eight cents ($13.48), subject to standard adjustments for stock splits, stock dividends, reclassifications or reorganizations. The warrant shall have a term of two and one-half (2.5) years. In the event of an initial public offering ("IPO") of PN, the warrant shall either be exercised by Microsoft on or before the date of the IPO or shall expire.

7.3 Board of Directors. So long as Microsoft holds no less than (i) 3,338,374 shares of preferred stock (or common stock issued upon the conversion of the preferred shares), or (ii) five percent (5%) of the fully-diluted shares of PN, Microsoft shall have the right in its sole discretion to have either (a) a Microsoft representative appointed to the PN Board of Directors, or (b) a Microsoft representative appointed as an observer to the PN Board of Directors. PN shall have the right to approve such board member or observer, provided such approval shall not be unreasonably withheld or delayed.

7.4 Approvals. Microsoft acknowledges that (i) PN's obligations under this Section 7 are conditioned upon receiving certain shareholder approvals and (ii) the warrant in Section 7.2 and all shares to be purchased by Microsoft pursuant to this Section 7 will not have been registered under the Securities Act of 1933, as amended, and therefore may be issued and sold only upon Microsoft making such representations and warranties as are customary in connection with the purchase of restricted stock. Microsoft agrees to make such customary representations and warranties. PN will use its reasonable best efforts to obtain any necessary shareholder approvals identified by this Section 7.4. In the event PN is unable to obtain such shareholder approval(s) by 5 p.m., June 23, 1997, PN shall propose to Microsoft alternative terms which do not require shareholder approval. If Microsoft does not agree to such alternative terms, this Agreement shall terminate. If Microsoft does agree to such alternative terms, then notwithstanding such agreement by Microsoft and if PN convinces its shareholders within twenty-five (25) days to accept the original transaction, then the original terms shall apply. Absent such shareholder approval of the original terms, the alternative terms proposed by PN and agreed to by Microsoft shall be the basis of the Agreement. Upon such termination, then notwithstanding anything to the contrary herein (including but not limited to Section 11.5), this Agreement shall terminate as though the parties never executed the Agreement.

7.5 Definitive Agreements. Each party will use all reasonable efforts to negotiate and close on any and all necessary agreements and approvals required to perfect the investment set forth in this Section 7 within thirty (30) days of the Effective Date.

7.6 Due Diligence. Microsoft's obligation to purchase preferred shares of PN is subject to the satisfactory completion of due diligence by Microsoft. PN will make available to Microsoft documents and information as reasonably requested, so that Microsoft can perform a full investigation of PN's business and legal conditions. Microsoft will complete its due diligence within seven (7) days of notification by PN that PN has collected and made available to Microsoft all the due diligence materials requested by Microsoft.

7.7 Regulatory Approval. The parties acknowledge that a material consideration of this Agreement is the ability to implement and conclude the Agreement expeditiously. If, by 5 p.m., June 23, 1997, either party, in its sole discretion, determines that any required government or regulatory approvals (solely with respect to this Agreement and not in combination with any other proposed or actual transaction) could cause unacceptable delay in successfully implementing and concluding the Agreement expeditiously, either party may terminate this Agreement. Upon such termination, then notwithstanding anything to the contrary herein (including but not limited to Section 11.5), this Agreement shall terminate as though the parties never executed the Agreement.

8.       CONFIDENTIALITY; ANNOUNCEMENTS

8.1 Announcement. The parties will announce their relationship under this Agreement within thirty (30) days of the Effective Date. The precise timing and content of any announcement of this Agreement must be jointly agreed upon, but both parties will acknowledge the nature of Microsoft's distribution of PN's technology, the fact of Microsoft's investment in PN, and other matters of strategic importance agreed to by the parties. [*] Upon such termination, then notwithstanding anything to the contrary herein (including but not limited to Section 11.5), this Agreement shall terminate as though the parties never executed the Agreement.

8.2 Restrictions on Use and Disclosure. Each party shall protect the other's Confidential Information from unauthorized dissemination and use with the same degree of care that such party uses to protect its own like information. Neither party will use the other's Confidential Information for purposes other than those necessary to directly further the purposes of this Agreement. Each party will use its best efforts not to disclose to third parties the other's Confidential Information without the prior written consent (except with respect to source code as set forth in Section 2.1) of the other party. Except as expressly provided in this Agreement, no ownership or license rights are granted in any Confidential Information.

9.       [*]

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9.1      [*]

9.2      [*]

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10.      [*]

10.1     [*]

10.2     [*]

11.      TERMINATION

11.1 Term. Unless earlier terminated in accordance with Section 11.2, this Agreement shall commence upon the Effective Date and continue in full force and effect through the Term.

11.2 Termination By Either Party For Cause. Either party may suspend performance and/or terminate this Agreement immediately upon written notice at any time if the other party is in material breach of Section
         8.2 and fails to cure that breach within five (5) days after written notice thereof.

11.3 Dispute Resolution. If the a party is in material breach of any material warranty, term, condition or covenant of this Agreement other than those contained in Section 8.2, such party shall cure that breach within forty-five (45) after written notice thereof. If a party contests or disputes that material breach has so occurred, the parties shall submit any dispute to structured negotiation as follows:

         (a)     Coverage.  Other than actual or imminent material breaches of
                 Section 8.2, any dispute between the parties with respect to this Agreement shall be submitted for structured negotiation. The commencement, and any resolution reached as a result, of any dispute resolution under Section 11.3 shall be considered Confidential Information and protected under Section 8.

         (b) Structured Negotiation. Either party may invoke this procedure by giving written notice to the other party designating a corporate officer with appropriate authority to be its representative in negotiations relating to the dispute. Upon receipt of such notice, the other party shall, within five (5) business days, designate a corporate officer with similar authority to be its

[*] denotes confidential treatment requested
                 representative. The designated officers shall, following whatever investigation each deems appropriate, but no event later than twenty (20) business days after the original notice, enter into discussions concerning the dispute. If within an additional twenty (20) business days of their initial meeting, the representatives do not resolve the dispute, either party may submit the matter to binding arbitration under Section 11.3(c).

         (c) Binding Arbitration. Any dispute not settled by the parties by structured negotiation (other than actions for injunctive relief including specific performance) shall be submitted only to binding arbitration. The arbitration will be conducted in accordance with the procedures in this document and the Arbitration Rides for Commercial Arbitration Rules of the AAA ("AAA Rules"). In the event of a conflict with such rules, the provisions of this Agreement will control.

                 The arbitration shall take place in Seattle, Washington, before a panel of three arbitrators appointed as follows:
                 each party shall select a single arbitrator, and the two (2) selected arbitrators shall mutually agree upon a third. The arbitrators selected shall have knowledge and experience in the computer software business. The arbitrators shall rule on the dispute by issuing a written opinion setting forth findings of fact and the rationale for their decision within thirty (30) days after the close of hearings. The decision rendered by the arbitrators shall be final and binding and may be entered as a judgment in any court of competent jurisdiction. The arbitrator(s) shall control the scheduling so as to process the matter expeditiously. The times specified in this section may be extended upon mutual agreement of the parties by the arbitrators upon a showing of good cause.

                 Any issue concerning the extent to which any dispute is subject to arbitration, or concerning the applicability, interpretation or enforceability of these procedures, including any contention that all or part of these procedures are invalid or unenforceable, shall be governed by the Federal Arbitration Act and resolved by the arbitrators. No potential arbitrator may serve on the panel unless he or she has agreed in writing to abide and be bound by these procedures.

                 All aspects of the arbitration shall be treated as Confidential Information.

                 Unless provided otherwise in the Agreement, the arbitrators may not award non-monetary or equitable relief of any sort. They will have no power to award damages inconsistent with the Agreement. In no event, even if any other portion of these provisions is held to be invalid or unenforceable, shall the arbitrators have power to make an award or impose a remedy that could not be made or imposed by a court deciding the matter in the same jurisdiction.

                 The parties may submit written briefs. Discovery shall be controlled by the arbitrators and shall be permitted as follows: each party may submit in writing to a party, and that party shall so respond, to a maximum of any combination of thirty-five (35) (none of which may have subparts) of interrogatories, demands to produce documents, and requests for admission.

                 Each party shall bear its own costs of the arbitration. A party seeking discovery shall reimburse the responding party the costs of production of documents (to include search time and reproduction costs). The parties shall equally split the fees of the arbitration and the arbitrators.

11.4     Effect of Termination.

         (a) Neither party shall be liable to the other for damages of any sort resulting solely from terminating this Agreement in accordance with its terms.

         (b) Any end user licenses already validly granted by PN as the effective date of termination shall not be affected and shall survive termination.

11.5 Survival. In the event of termination or expiration of this Agreement for any reason, Sections 2.1 (provided that Microsoft has paid the applicable license fees set forth in Section 3), 2.2, 2.4(c), 3.2 (to the extent fees are due and owing), 4, 8.2, 9, 10, 11, 12 and 13 shall survive termination.

12.  LIMITATION OF LIABILITIES

NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.      GENERAL

13.1 Notices. All notices and requests in connection with this Agreement shall be deemed given as of the day they are received either by messenger, delivery service, or in the United States of America mails, postage prepaid, certified or registered, return receipt requested, and addressed as follows:

         To PN:                             To Microsoft:

         Progressive Networks, Inc.         Microsoft Corporation
         1111 Third Avenue, Suite 2900      One Microsoft Way
         Seattle, WA 98101                  Redmond, WA 98052-6399
         Attention: General Counsel         Attention:

         Phone: (206) 674-2213              Phone:  (425) 882-8080

         Fax: (206) 674-2695                Fax:  (425) 936-7329

                                            Copy to:
                                            Microsoft Corporation
                                            One Microsoft Way
                                            Redmond, WA 98052-6399
                                            Attention: Law & Corporate Affairs

                                            Fax: (206) 936-7409

         or to such other address as a party may designate pursuant to this notice provision.

13.2 Independent Contractors. PN is an independent contractor for Microsoft and nothing in this Agreement shall be construed as creating an employer-employee relationship, a partnership, or a joint venture between the parties.

13.3 Taxes. In the event taxes are required to be withheld on payments made under this Agreement by any U.S. (state or federal) or foreign government, Microsoft may deduct such taxes from the amount owed PN and pay them to the appropriate taxing authority. Microsoft shall in turn promptly secure and deliver to PN an official receipt for any taxes withheld. Microsoft will use reasonable efforts to minimize such taxes to the extent permissible under applicable law.

13.4 Governing Law. This Agreement shall be governed by the laws of the State of Washington as though entered into between Washington residents and to be performed entirely within the State of Washington, and PN consents to jurisdiction and venue in the state and federal courts sitting in the State of Washington. In any action or suit to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party shall be entitled to recover its costs, including reasonable attorneys' fees.

13.5 Assignment. This Agreement shall be binding upon and inure to the benefit of each party's respective successors and lawful assigns; provided, however, that PN may not assign this Agreement, in whole or in part, without the prior written approval of Microsoft. For purposes of this Agreement, a merger, consolidation, or other corporate reorganization, or a transfer or sale of any or all of a party's stock, or of all or substantially all of its assets shall be deemed to be an assignment; provided, however, that an IPO of PN stock shall not be considered an assignment.

13.6 Construction. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. This Agreement has been negotiated by the parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party.

13.7 Entire Agreement. This Agreement does not constitute an offer by Microsoft and it shall not be effective until signed by both parties. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and merges all prior and contemporaneous communications. It shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of PN and Microsoft by their respective duly authorized representatives.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date written above.


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  MICROSOFT CORPORATION                            PROGRESSIVE NETWORKS
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  By:   [s] Paul Martiz                            By:   [s] Rob Glaser
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  Name (Print):  Paul Martiz                       Name (print):  Rob Glaser
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  Title:  Group VP, Applications & Platforms       Title:  CEO
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  Date:  6/17/97                                   Date:  6-17-97
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[*] denotes confidential treatment requested